News Release

Contact: Tito L. Lima
Treasurer
(814) 765-9621
FOR IMMEDIATE RELEASE

CNB FINANCIAL CORPORATION REPORTS THIRD QUARTER 2022 EARNINGS PER SHARE OF $0.90
COMPARED TO $0.82 FOR THIRD QUARTER 2021

Clearfield, Pennsylvania – October 18, 2022

CNB Financial Corporation (“CNB” or the “Corporation”) (NASDAQ: CCNE), the parent company of CNB Bank, today announced its earnings for the quarter and nine months ended September 30, 2022.

Joseph B. Bower, Jr., President and CEO, stated, "The third quarter for CNB was filled with success. First was the $100 million capital raise which will support the growth CNB historically experiences. Second is the successful management transition. Mike Peduzzi took on the role of President and Chief Executive Officer of CNB Bank. Mike has been with us for over a year and has a great grasp on our culture and operating model. Finally, the financial results for the quarter are very positive, as reflected in our asset quality, loan and revenue growth and earnings per share."

Executive Summary

•On September 21, 2022, CNB successfully completed a common stock offering resulting in the issuance of 4,257,446 shares of common stock at $23.50 per share and net proceeds of $94.1 million after the deducting underwriting discount and customary offering expenses. The net proceeds from the capital raise will be used for general corporate purposes, including working capital and funding the Corporation's organic growth across its multiple geographic markets, or evaluating potential acquisition opportunities.

•Net income available to common shareholders was $15.5 million, or $0.90 per diluted share, for the three months ended September 30, 2022, compared to $13.8 million, or $0.82 per diluted share, for the three months ended September 30, 2021, reflecting increases of $1.7 million, or 12.4%, and $0.08 per diluted share, or 9.8%. Earnings for the quarter ended September 30, 2022 compared to the same period in the prior year benefited primarily from growth in commercial loans and year-over-year increases in the balance of investment securities, stable credit quality, and an asset sensitive balance sheet supporting increased net interest income in the current rising rate environment.

◦Processing fees on Paycheck Protection Program ("PPP") loans (“PPP-related fees”) totaled approximately $74 thousand for the three months ended September 30, 2022, compared to $2.4 million for the three months ended September 30, 2021. At September 30, 2022, remaining deferred PPP-related fees totaled approximately $23 thousand.

•Net income available to common shareholders was $44.1 million, or $2.59 per diluted share, for the nine months ended September 30, 2022, compared to $39.9 million, or $2.36 per diluted share, for the nine months ended September 30, 2021, reflecting increases of $4.2 million, or 10.6%, and $0.23 per diluted share, or 9.7%.

◦PPP-related fees totaled approximately $1.9 million for the nine months ended September 30, 2022, compared to $6.8 million for the nine months ended September 30, 2021.

•At September 30, 2022, loans, excluding the impact of (i) syndicated loans, and (ii) PPP loans, net of PPP-related fees (such loans being referred to as the "PPP-related loans"), totaled $3.9 billion, representing an increase of $407.6 million, or 11.8% year to date growth (15.8% annualized), from December 31, 2021. The loan growth, which was experienced across the Corporation's footprint, continued to benefit from the Corporation's ongoing expansion in the Cleveland and Southwest Virginia regions, as well as new opportunities from its new loan production office in Rochester, New York, combined with growth in the portfolio related to its Private Banking division.

◦For the nine months ended September 30, 2022, the Corporation's balance sheet reflected an increase in syndicated lending balances of $27.0 million compared to December 31, 2021. The syndicated loan portfolio totaled $152.8 million, or 3.8% of total loans, excluding PPP-related loans, at September 30, 2022. The Corporation expects the level of this syndicated loan portfolio to remain stable going forward.

•At September 30, 2022, total deposits were $4.6 billion, reflecting a decrease of $91.8 million, or 1.9%, from December 31, 2021. While noninterest-bearing deposits increased approximately $75.6 million, or 9.5%, benefiting significantly from adding business and fee-generating treasury management deposit relationships, the Corporation’s total interest-bearing deposits decreased approximately $167.4 million, or 4.3%, from December 31, 2021.

•Total nonperforming assets were approximately $21.8 million, or 0.41% of total assets, as of September 30, 2022, compared to $20.3 million, or 0.38% of total assets, as of December 31, 2021, and decreased from $22.1 million, or 0.42% of total assets, as of September 30, 2021. In addition, for the three months ended September 30, 2022, net loan charge-offs were $310 thousand, or 0.03% of average total loans and loans held for sale, compared to $778 thousand, or 0.09% of average total loans and loans held for sale, during the three months ended September 30, 2021.

•Pre-provision net revenue ("PPNR"), a non-GAAP measure, was $21.8 million for the three months ended September 30, 2022, compared to $19.5 million for the three months ended September 30, 2021, reflecting an increase of $2.3 million, or 11.6%.1

•PPNR, a non-GAAP measure, was $64.0 million for the nine months ended September 30, 2022, compared to $58.3 million for the nine months ended September 30, 2021, reflecting an increase of $5.7 million, or 9.8%.1

1 This release contains references to certain financial measures that are not defined under U.S. Generally Accepted Accounting Principles ("GAAP"). Management believes that these non-GAAP measures provide a greater understanding of ongoing operations, enhance comparability of results of operations with prior periods and show the effects of significant gains and charges in the periods presented. A reconciliation of these non-GAAP financial measures is provided in the "Non-GAAP Reconciliations" section.

Michael D. Peduzzi, President and CEO of CNB Bank, commented, "Our third quarter results align very strongly with the themes presented to our investors with our recent successful common capital raise. We continue to experience quality loan growth while maintaining our historical discipline on credit structures and sound underwriting practices. Our asset-sensitive balance sheet position, coupled with our consistent loan growth, supported a higher net interest margin as our increase in earning asset yields more than offset the rising deposit and funding costs we and the banking industry are experiencing as a result of the Federal Reserve rate hikes. Our revenue diversification continues to progress with increasing fee income from wealth and asset management activities, treasury management services, and increasing cardholder usage and interchange income volumes. These all position us well, across our multiple markets and brands, to support the effective deployment of our stronger capital base."

Balance Sheet and Liquidity Highlights

•At September 30, 2022, the Corporation’s cash and equivalents position was approximately $209.8 million, including excess liquidity of $153.2 million held at the Federal Reserve, reflecting, in management's view, an adequate liquidity level.

•As of September 30, 2022, the total balance of investments classified as held-to-maturity was $408.2 million. There were no securities classified as held-to-maturity at either December 31, 2021 or September 30, 2021. During January 2022, investments with an amortized cost of approximately $100.6 million and a fair value of $101.1 million were transferred from available-for-sale to held-to-maturity as a result of the Corporation's asset/liability management strategies. The transfer included $95.7 million of U.S. Government agency securities and $4.9 million of U.S. Treasury notes. During April 2022, mortgage backed securities with an amortized cost of approximately $120.2 million and a fair value of $112.6 million were transferred from available-for-sale to held-to-maturity as a result of the Corporation's asset/liability management strategies. These bonds continue to provide liquidity through pledging and can be utilized as collateral against borrowings. In addition to these internal portfolio transfers, some of the investment purchases made by the Corporation during the first six months of 2022 were also classified as held-to-maturity securities.

•Book value per common share was $21.70 at September 30, 2022, representing a decrease of 3.5% from $22.49 at September 30, 2021. Tangible book value per common share, a non-GAAP measure, was $19.61 as of September 30, 2022, reflecting a decrease of 1.3% from a tangible book value per common share of $19.87 as of September 30, 2021.1 The decreases in book value per common share and tangible book value per common share were mostly due to a $60.1 million decrease in accumulated other comprehensive income primarily from the temporary unrealized valuation changes in the available-for-sale investment portfolio, which was substantially, but not completely, offset by a $45.8 million increase in retained earnings.

Performance Ratios

•Annualized return on average equity was 14.97% and 14.50% for the three and nine months ended September 30, 2022, respectively, compared to 13.51% and 13.46% for the three and nine months ended September 30, 2021, respectively.

•Annualized return on average tangible common equity, a non-GAAP measure, was 18.21% and 17.63% for the three and nine months ended September 30, 2022, respectively, compared to 16.34% and 16.35% for the comparable periods in 2021, respectively.1

•The additional capital raised and shares issued on September 21, 2022 will significantly impact future performance ratios and the weighted average number of shares outstanding in the earnings per share calculations, respectively.

•Efficiency ratio, a non-GAAP ratio, was 61.95% and 60.68% for the three and nine months ended September 30, 2022, respectively, compared to 59.47% and 58.53% for the three and nine months ended September 30, 2021, respectively. The increases for the 2022 periods were primarily a result of expected increasing costs associated with the Corporation’s expanding franchise investments into the Cleveland and Southwest Virginia markets, coupled with its continued strategic investments in technologies focused on customer sales management, while expanding and improving customer connectivity capabilities.1

Revenue

•Total revenue (comprised of net interest income plus non-interest income) was $57.9 million for the three months ended September 30, 2022, representing an increase of $9.2 million, or 18.8%, compared to the three months ended September 30, 2021, primarily due to the following:

◦Net interest income of $49.9 million for the three months ended September 30, 2022 increased $9.6 million, or 23.9%, from the three months ended September 30, 2021, primarily as a result of loan growth and the net benefit of higher interest rates. Included in net interest income were PPP-related fees, which totaled approximately $74 thousand for the three months ended September 30, 2022, compared to $2.4 million for the three months ended September 30, 2021.

◦Net interest margin on a fully tax-equivalent basis, a non-GAAP measure, was 4.02% and 3.30% for the three months ended September 30, 2022 and 2021, respectively.1

▪The yield on earning assets of 4.45% for the three months ended September 30, 2022 increased 73 basis points from 3.72% for the three months ended September 30, 2021, primarily as a result of loan growth and the Corporation redeploying excess cash at the Federal Reserve to investment securities. Net interest income also reflected the net benefit of higher interest rates, partially offset by lower PPP-related fees in 2022 compared to 2021. The cost of interest-bearing liabilities increased 4 basis points from 0.52% for the three months ended September 30, 2021 to 0.56% for the three months ended September 30, 2022, primarily as a result of the Corporation’s targeted interest-bearing deposit rate increases, which are expected to impact deposit costs beyond the third quarter.

•Total revenue (comprised of net interest income plus non-interest income) was $164.6 million for the nine months ended September 30, 2022, representing an increase of $22.4 million, or 15.7%, from the nine months ended September 30, 2021, primarily due to the following:

◦Net interest income of $138.8 million for the nine months ended September 30, 2022 increased $21.1 million, or 17.9%, from the nine months ended September 30, 2021, primarily as a result of loan growth and the benefits of higher interest rates in 2022 from variable-rate loans and net growth in the Corporation's investment portfolio. Included in net interest income were PPP-related fees, which totaled approximately $1.9 million for the nine months ended September 30, 2022, compared to $6.8 million for the nine months ended September 30, 2021.

◦Net interest margin on a fully tax-equivalent basis, a non-GAAP measure, was 3.75% and 3.37% for the nine months ended September 30, 2022 and 2021, respectively.1

▪The yield on earning assets of 4.08% for the nine months ended September 30, 2022 increased 27 basis points from 3.81% for the nine months ended September 30, 2021, primarily as a result of loan growth and the Corporation redeploying excess cash at the Federal Reserve to investment securities. Net interest income also reflected the net benefit of higher interest rates, partially offset by lower PPP-related fees in 2022 compared to 2021. The cost of interest-bearing liabilities decreased 13 basis points from 0.55% for the nine months ended September 30, 2021 to 0.42% for the nine months ended September 30, 2022, primarily as a result of the Corporation’s targeted deposit rate strategies coupled with an increase in the mix of non-interest bearing deposits from 16.9% of total deposits at September 30, 2021 to 18.8% at September 30, 2022.

•Total non-interest income was $8.0 million for the three months ended September 30, 2022, representing an decrease of $455 thousand, or 5.4%, from the same period in 2021. The decrease was primarily comprised of a $405 thousand increase in unrealized losses on equity securities and a $546 thousand decrease in mortgage banking activity. These changes were partially offset by a $477 thousand increase in income from charges on deposits and a $146 thousand increase in wealth management revenues as the Corporation benefited from an increased number of wealth management relationships.

•Total non-interest income was $25.8 million for the nine months ended September 30, 2022, representing an increase of $1.2 million, or 5.1%, from the same period in 2021. Included in non-interest income for the nine months ended September 30, 2022 was $651 thousand in net realized gains on available-for-sale securities. Excluding the impact of the realized gains on available-for-sale securities, a non-GAAP measure, for the nine months ended September 30, 2022, total non-interest income increased $598 thousand, or 2.4%, from the same period in 2021.1 During the nine months ended September 30, 2022, Wealth and Asset Management fees increased $435 thousand, or 8.7%, compared to the nine months ended September 30, 2021, as the Corporation benefited from an increased number of wealth management relationships. Other notable increases during the nine months ended September 30, 2022 included increased income from charges on deposit, pass through income from small business investment companies and bank owned life insurance mostly due to an $830 thousand gain resulting from death benefit proceeds. These were partially offset by unrealized losses on equity securities and decreased mortgage banking activity.

Non-Interest Expense

•For the three months ended September 30, 2022, total non-interest expense was $36.1 million, reflecting an increase of $6.9 million, or 23.6%, from the three months ended September 30, 2021. The third quarter of 2022 included expenses related to expansion of the Corporation's workforce in its growth regions of Cleveland and Southwest Virginia, increased incentive compensation accruals resulting from the Corporation's financial performance and increased investments in technology aimed at enhancing both customer experience and the Corporation’s sales management. Also, included in the third quarter of 2022 is an approximately a $267 thousand increase in accelerated retirement benefit expenses related to a pending executive retirement.

•For the nine months ended September 30, 2022, total non-interest expense was $100.6 million, reflecting an increase of $16.6 million, or 19.8%, from the nine months ended September 30, 2021, primarily as a result of the expense drivers discussed above.

Income Taxes

•Income tax expense was $11.0 million, representing a 18.9% effective tax rate, and $10.0 million, representing a 18.8% effective tax rate, for the nine months ended September 30, 2022 and 2021, respectively.

Asset Quality

•Total nonperforming assets were $21.8 million, or 0.41% of total assets, as of September 30, 2022, compared to $20.3 million, or 0.38% of total assets, as of December 31, 2021, and $22.1 million, or 0.42% of total assets as of September 30, 2021.

•The allowance for credit losses measured as a percentage of total loans was 1.03% as of September 30, 2022, compared to 1.03% as of December 31, 2021 and 1.06% as of September 30, 2021. In addition, the allowance for credit losses as a percentage of nonaccrual loans was 211.5% as of September 30, 2022, compared to 193.6% as of December 31, 2021 and 186.1% as of September 30, 2021.

•Provision for credit losses was $1.1 million and $5.6 million for the three and nine months ended September 30, 2022, respectively, compared to $1.1 million and $5.2 million for the three and nine months ended September 30, 2021, respectively. Included in the provision for credit losses for the three and nine months ended September 30, 2022 were $55 thousand and $641 thousand, respectively, related to the allowance for unfunded commitments compared to no accrual towards the allowance for unfunded commitments for the three and nine months ended September 30, 2021.

•For the three months ended September 30, 2022, net loan charge-offs were $310 thousand, or 0.03% (annualized) of average total loans including loans held for sale, compared to $778 thousand, or 0.09% (annualized), during the three months ended September 30, 2021.

•For the nine months ended September 30, 2022, net loan charge-offs were $1.3 million, or 0.05% (annualized) of average total loans including loans held for sale, compared to $2.3 million, or 0.09% (annualized), during the nine months ended September 30, 2021.

Capital

•As of September 30, 2022, the Corporation’s total shareholders’ equity was $516.1 million, representing an increase of $73.3 million, or 16.5%, from December 31, 2021, primarily due to the $94.1 million increase in additional paid in capital as a result of the Corporation's common stock offering and the increase from the Corporation's quarterly earnings, partially offset by a decrease in both common dividends paid during the quarter, and accumulated other comprehensive income, resulting primarily from the temporary unrealized reduction in the value of the available-for-sale investment portfolio during the nine months ended September 30, 2022.

•Regulatory capital ratios for the Corporation continue to exceed regulatory “well-capitalized” levels as of September 30, 2022.

•As of September 30, 2022, the Corporation’s ratio of tangible common equity to tangible assets, a non-GAAP measure, was 7.85% compared to 6.45% at December 31, 2021. This increase was the result of the above-noted impacts of the Corporation's common stock offering, increase in retained earnings and decrease in accumulated other comprehensive income during the nine months ended September 30, 2022.1

About CNB Financial Corporation

CNB Financial Corporation is a financial holding company with consolidated assets of approximately $5.3 billion. CNB Financial Corporation conducts business primarily through its principal subsidiary, CNB Bank. CNB Bank is a full-service bank engaging in a full range of banking activities and services, including trust and wealth management services, for individual, business, governmental, and institutional customers. CNB Bank operations include a private banking division, three loan production offices, one drive-up office and 46 full-service offices in Pennsylvania, Ohio, New York and Virginia. CNB Bank’s divisions include ERIEBANK, based in Erie, Pennsylvania, with offices in Northwest Pennsylvania and Northeast Ohio; FCBank, based in Worthington, Ohio, with offices in Central Ohio; BankOnBuffalo, based in Buffalo, New York, with offices in Western New York; and Ridge View Bank, with loan production offices in the Southwest Virginia region. CNB Bank is headquartered in Clearfield, Pennsylvania, with offices in Central and North Central Pennsylvania. Additional information about CNB Financial Corporation may be found at www.CNBBank.bank.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, with respect to CNB’s financial condition, liquidity, results of operations, future performance and business. These forward-looking statements are intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are those that are not historical facts. Forward-looking statements include statements with respect to beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions that are subject to significant risks and uncertainties and are subject to change based on various factors (some of which are beyond CNB’s control). Forward-looking statements often include the words “believes,” “expects,” “anticipates,” “estimates,” “forecasts,” “intends,” “plans,” “targets,” “potentially,” “probably,” “projects,” “outlook” or similar expressions or future conditional verbs such as “may,” “will,” “should,” “would” and “could.” CNB’s actual results may differ materially from those contemplated by the forward-looking statements, which are neither statements of historical fact nor guarantees or assurances of future performance. Such known and unknown risks, uncertainties and other factors that could cause the actual results to differ materially from the statements, include, but are not limited to, (i) adverse changes or conditions in capital and financial markets; (ii) changes in interest rates; (iii) the duration and scope of the COVID-19 pandemic and the local, national and global impact of COVID-19; (iv) actions governments, businesses and individuals take in response to the pandemic; (v) the speed and effectiveness of vaccine and treatment developments and deployment; (vi) variations of COVID-19, such as the Delta and Omicron variants, and the response thereto, (vii) the pace of recovery when the COVID-19 pandemic subsides; (vii) changes in general business, industry or economic conditions or competition; (ix) changes in any applicable law, rule, regulation, policy, guideline or practice governing or affecting financial holding companies and their subsidiaries or with respect to tax or accounting principles or otherwise; (x) higher than expected costs or other difficulties related to integration of combined or merged businesses; (xi) the effects of business combinations and other acquisition transactions, including the inability to realize our loan and investment portfolios; (xii) changes in the quality or composition of our loan and investment portfolios; (xiii) adequacy of loan loss reserves; (xiv) increased competition; (xv) loss of certain key officers; (xvi) deposit attrition; (xvii) rapidly changing technology; (xviii) unanticipated regulatory or judicial proceedings and liabilities and other costs; (xix) changes in the cost of funds, demand for loan products or demand for financial services; and (xx) other economic, competitive, governmental or technological factors affecting our operations, markets, products, services and prices. Such developments could have an adverse impact on CNB's financial position and results of operations. For more information about factors that could cause actual results to differ from those discussed in the forward-looking statements, please refer to the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of and the forward-looking statement disclaimers in CNB’s annual and quarterly reports filed with the Securities and Exchange Commission.

The forward-looking statements are based upon management’s beliefs and assumptions and are made as of the date of this press release. CNB undertakes no obligation to publicly update or revise any forward-looking statements included in this press release or to update the reasons why actual results could differ from those contained in such statements, whether as a result of new information, future events or otherwise, except to the extent required by law. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this press release might not occur and you should not put undue reliance on any forward-looking statements.

Financial Tables

The following tables supplement the financial highlights described previously for CNB. All dollars are stated in thousands, except share and per share data.

	(unaudited)			(unaudited)
	Three Months Ended			Nine Months Ended
	September 30,			September 30,
			%			%
	2022	2021	change	2022	2021	change
Income Statement
Interest and fees on loans	$50,552	$39,573	27.7%	$136,368	$116,876	16.7%
Processing fees on PPP loans	74	2,447	(97.0)%	1,870	6,817	(72.6)%
Interest and dividends on securities and cash and cash equivalents	4,672	3,428	36.3%	13,055	9,578	36.3%
Interest expense	(5,390)	(5,153)	4.6%	(12,467)	(15,550)	(19.8)%
Net interest income	49,908	40,295	23.9%	138,826	117,721	17.9%
Provision for credit losses	1,091	1,100	(0.8)%	5,639	5,189	8.7%
Net interest income after provision for credit losses	48,817	39,195	24.5%	133,187	112,532	18.4%

Non-interest income
Service charges on deposit accounts	1,872	1,595	17.4%	5,400	4,389	23.0%
Other service charges and fees	814	614	32.6%	2,253	1,705	32.1%
Wealth and asset management fees	1,870	1,734	7.8%	5,456	5,021	8.7%
Net realized gains on available-for-sale securities	0	0	NA	651	0	NA
Net realized and unrealized gains (losses) on equity securities	(398)	7	(5,785.7)%	(1,433)	477	(400.4)%
Mortgage banking	298	844	(64.7)%	1,065	2,615	(59.3)%
Bank owned life insurance	694	558	24.4%	2,778	2,002	38.8%
Card processing and interchange income	1,975	1,958	0.9%	5,776	5,871	(1.6)%
Other non-interest income	834	1104	(24.5)%	3,813	2,430	56.9%
Total non-interest income	7,959	8,414	(5.4)%	25,759	24,510	5.1%
Non-interest expenses
Salaries and benefits	18,901	15,351	23.1%	52,660	43,442	21.2%
Net occupancy expense of premises	3,375	2,950	14.4%	9,940	9,154	8.6%
Technology expense	4,552	2,894	57.3%	11,948	8,452	41.4%
State and local taxes	1,036	1,050	(1.3)%	3,121	3,096	0.8%
Legal, professional, and examination fees	1,019	735	38.6%	3,032	2,785	8.9%
FDIC insurance premiums	709	647	9.6%	2,142	1,820	17.7%
Core Deposit Intangible amortization	23	26	(11.5)%	73	82	(11.0)%
Card processing and interchange expenses	1,201	728	65.0%	3,486	2,816	23.8%
Other non-interest expense	5,284	4,818	9.7%	14,199	12,321	15.2%
Total non-interest expenses	36,100	29,199	23.6%	100,601	83,968	19.8%

Income before income taxes	20,676	18,410	12.3%	58,345	53,074	9.9%
Income tax expense	4,051	3,503	15.6%	11,037	9,996	10.4%
Net income	16,625	14,907	11.5%	47,308	43,078	9.8%
Preferred stock dividends	1,076	1,076	NA	3,226	3,226	NA
Net income available to common stockholders	$15,549	$13,831	12.4%	$44,082	$39,852	10.6%

Average diluted common shares outstanding	17,287,770	16,832,932		16,983,958	16,818,945

Diluted earnings per common share	$0.90	$0.82	9.8%	$2.59	$2.36	9.7%
Cash dividends per common share	$0.175	$0.170	2.9%	$0.525	$0.510	2.9%

Dividend payout ratio	19%	21%		20%	22%

	(unaudited)		(unaudited)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2022	2021	2022	2021
Average Balances
Total loans and loans held for sale	$3,956,041	$3,478,560	$3,821,516	$3,433,963
Investment securities	821,311	704,323	821,933	654,348
Total earning assets	4,909,666	4,889,774	4,952,999	4,712,741
Total assets	5,241,472	5,187,023	5,274,953	4,996,944
Noninterest-bearing deposits	880,990	744,563	841,661	703,777
Interest-bearing deposits	3,744,413	3,789,849	3,824,480	3,698,917
Shareholders' equity	440,659	437,822	436,201	427,919
Tangible common shareholders' equity (1)	338,723	335,786	334,241	325,856

Average Yields
Total loans and loans held for sale	5.10%	4.82%	4.86%	4.84%
Investment securities	1.86%	1.83%	1.84%	1.87%
Total earning assets	4.45%	3.72%	4.08%	3.81%
Interest-bearing deposits	0.47%	0.36%	0.34%	0.43%
Interest-bearing liabilities	0.56%	0.52%	0.42%	0.55%

Performance Ratios (annualized)
Return on average assets	1.26%	1.14%	1.20%	1.15%
Return on average equity	14.97%	13.51%	14.50%	13.46%
Return on average tangible common equity (1)	18.21%	16.34%	17.63%	16.35%
Net interest margin, fully tax equivalent basis (1)	4.02%	3.30%	3.75%	3.37%
Efficiency Ratio (1)	61.95%	59.47%	60.68%	58.53%

Net Loan Charge-Offs
CNB Bank net loan charge-offs	$(62)	$539	$257	$1,621
Holiday Financial net loan charge-offs	372	239	1,060	678
Total Corporation net loan charge-offs	$310	$778	$1,317	$2,299

Annualized net loan charge-offs / average total loans and loans held for sale	0.03%	0.09%	0.05%	0.09%

	(unaudited)		(unaudited)	% change	% change
	September 30,	December 31,	September 30,	versus	versus
	2022	2021	2021	12/31/21	09/30/21
Ending Balance Sheet
PPP loans, net of deferred processing fees	$462	$45,203	$85,354	(99.0)%	(99.5)%
Syndicated loans	152,783	125,761	96,623	21.5%	58.1%
Loans	3,871,420	3,463,828	3,329,148	11.8%	16.3%
Total Loans	4,024,665	3,634,792	3,511,125	10.7%	14.6%
Loans held for sale	624	849	3,415	(26.5)%	(81.7)%
Investment securities - available for sale & equities	387,471	707,557	742,734	(45.2)%	(47.8)%
Investment securities - held to maturity	408,209	0	0	NA	NA
FHLB and other restricted stock holdings	3,128	2,966	3,126	5.5%	0.1%
Other earning assets	158,618	689,758	687,153	(77.0)%	(76.9)%
Total earning assets	4,982,715	5,035,922	4,947,553	(1.1)%	0.7%
Allowance for credit losses	(41,269)	(37,588)	(37,230)	9.8%	10.8%
Goodwill	43,749	43,749	43,749	0.0%	0.0%
Core deposit intangible	386	460	485	(16.1)%	(20.4)%
Other assets	331,765	286,396	291,729	15.8%	13.7%
Total assets	$5,317,346	$5,328,939	$5,246,286	(0.2)%	1.4%

Noninterest-bearing demand deposits	$867,662	$792,086	$774,851	9.5%	12.0%
Interest-bearing demand deposits	1,055,367	1,079,336	1,031,488	(2.2)%	2.3%
Savings	2,376,694	2,457,745	2,350,266	(3.3)%	1.1%
Certificates of deposit	324,088	386,452	437,023	(16.1)%	(25.8)%
Total deposits	4,623,811	4,715,619	4,593,628	(1.9)%	0.7%
Subordinated debentures	20,620	20,620	20,620	0.0%	0.0%
Subordinated notes, net of issuance costs	83,888	83,661	133,592	0.3%	(37.2)%
Other liabilities	72,899	66,192	60,757	10.1%	20.0%
Total liabilities	4,801,218	4,886,092	4,808,597	(1.7)%	(0.2)%
Common stock	0	0	0	NA	NA
Preferred stock	57,785	57,785	57,785	NA	NA
Additional paid in capital	221,326	127,351	127,124	73.8%	74.1%
Retained earnings	295,803	260,582	249,978	13.5%	18.3%
Treasury stock	(2,975)	(2,477)	(1,535)	20.1%	93.8%
Accumulated other comprehensive income (loss)	(55,811)	(394)	4,337	14,065.2%	(1,386.9)%
Total shareholders' equity	516,128	442,847	437,689	16.5%	17.9%

Total liabilities and shareholders' equity	$5,317,346	$5,328,939	$5,246,286	(0.2)%	1.4%

Ending shares outstanding	21,120,584	16,855,062	16,889,694

Book value per common share	$21.70	$22.85	$22.49	(5.0)%	(3.5)%
Tangible book value per common share (1)	$19.61	$20.22	$19.87	(3.0)%	(1.3)%

Capital Ratios
Tangible common equity / tangible assets (1)	7.85%	6.45%	6.45%
Tier 1 leverage ratio (3)	10.67%	8.22%	8.11%
Common equity tier 1 ratio (3)	11.70%	9.65%	9.80%
Tier 1 risk-based ratio (3)	13.60%	11.79%	12.05%
Total risk-based ratio (3)	16.53%	14.92%	16.76%

	(unaudited)		(unaudited)
	September 30,	December 31,	September 30,
	2022	2021	2021
Asset Quality
Nonaccrual loans(2)	$19,508	$19,420	$20,004
Loans 90+ days past due and accruing	1,051	168	724
Total nonperforming loans	20,559	19,588	20,728
Other real estate owned	1,206	707	1,359
Total nonperforming assets	$21,765	$20,295	$22,087

Loans modified in a troubled debt restructuring ("TDR"):
Performing TDR loans	$6,866	$9,006	$9,034
Nonperforming TDR loans (2)	6,609	7,600	6,268
Total TDR loans	$13,475	$16,606	$15,302

Nonperforming assets / Total loans + OREO	0.54%	0.56%	0.63%
Nonperforming assets / Total assets	0.41%	0.38%	0.42%
Ratio of allowance for credit losses on loans to nonaccrual loans	211.55%	193.55%	186.11%
Allowance for credit losses / Total loans	1.03%	1.03%	1.06%
Allowance for credit losses / Total loans, net of PPP-related loans (1)	1.03%	1.05%	1.09%

(1) Management uses non-GAAP financial information in its analysis of the Corporation’s performance. Management believes that these non-GAAP measures provide a greater understanding of ongoing operations, enhance comparability of results of operations with prior periods and show the effects of significant gains and charges in the periods presented. The Corporation’s management believes that investors may use these non-GAAP measures to analyze the Corporation’s financial performance without the impact of unusual items or events that may obscure trends in the Corporation’s underlying performance. This non-GAAP data should be considered in addition to results prepared in accordance with GAAP, and is not a substitute for, or superior to, GAAP results. Limitations associated with non-GAAP financial measures include the risks that persons might disagree as to the appropriateness of items included in these measures and that different companies might calculate these measures differently. A reconciliation of these non-GAAP financial measures is provided below (dollars in thousands, except per share data).

(2) Nonperforming TDR loans are also included in the balance of nonaccrual loans in the previous table.
(3) Capital ratios as of September 30, 2022 are estimated pending final regulatory filings.

Non-GAAP Reconciliations (1):
	(unaudited)		(unaudited)
	September 30,	December 31,	September 30,
	2022	2021	2021
Calculation of tangible book value per share and tangible common equity/tangible assets:
Shareholders' equity	$516,128	$442,847	$437,689
Less: preferred equity	57,785	57,785	57,785
Less: goodwill	43,749	43,749	43,749
Less: core deposit intangible	386	460	485
Tangible common equity	$414,208	$340,853	$335,670

Total assets	$5,317,346	$5,328,939	$5,246,286
Less: goodwill	43,749	43,749	43,749
Less: core deposit intangible	386	460	485
Tangible assets	$5,273,211	$5,284,730	$5,202,052

Ending shares outstanding	21,120,584	16,855,062	16,889,694

Tangible book value per common share	$19.61	$20.22	$19.87
Tangible common equity/Tangible assets	7.85%	6.45%	6.45%

Non-GAAP Reconciliations (1):
	(unaudited)		(unaudited)
	September 30,	December 31,	September 30,
	2022	2021	2021
Calculation of allowance / total loans, net of PPP-related loans:
Total allowance for credit losses	$41,269	$37,588	$37,230

Total loans	$4,024,665	$3,634,792	$3,511,125
Less: PPP-related loans	462	45,203	85,354
Adjusted total loans, net of PPP-related loans (non-GAAP)	$4,024,203	$3,589,589	$3,425,771

Adjusted allowance / total loans, net of PPP-related loans (non-GAAP)	1.03%	1.05%	1.09%

Non-GAAP Reconciliations (1):
	(unaudited)		(unaudited)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2022	2021	2022	2021
Calculation of net interest margin:
Interest income	$55,298	$45,448	$151,293	$133,271
Interest expense	5,390	5,153	12,467	15,550
Net interest income	$49,908	$40,295	$138,826	$117,721

Average total earning assets	$4,909,666	$4,889,774	$4,952,999	$4,712,741

Net interest margin, fully tax equivalent basis (non-GAAP) (annualized)	4.03%	3.27%	3.75%	3.34%

Calculation of net interest margin (fully tax equivalent basis):
Interest income (fully tax equivalent basis) (non-GAAP)	$55,298	$45,448	$151,293	$133,271
Tax equivalent adjustment (non-GAAP)	305	297	954	692
Adjusted interest income (fully tax equivalent basis) (non-GAAP)	55,603	45,745	152,247	133,963
Interest expense	5,390	5,153	12,467	15,550
Net interest income (fully tax equivalent basis) (non-GAAP)	$50,213	$40,592	$139,780	$118,413

Average total earning assets	$4,909,666	$4,889,774	$4,952,999	$4,712,741
Less: average mark to market adjustment on investments	(45,559)	10,029	(31,330)	10,879
Adjusted average total earning assets, net of mark to market (non-GAAP)	$4,955,225	$4,879,745	$4,984,329	$4,701,862

Net interest margin, fully tax equivalent basis (non-GAAP) (annualized)	4.02%	3.30%	3.75%	3.37%

Non-GAAP Reconciliations (1):
	(unaudited)		(unaudited)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2022	2021	2022	2021
Calculation of efficiency ratio:
Non-interest expense	$36,100	$29,199	$100,601	$83,968
Less: core deposit intangible amortization	23	26	73	82
Adjusted non-interest expense (non-GAAP)	$36,077	$29,173	$100,528	$83,886

Non-interest income	$7,959	$8,414	$25,759	$24,510

Net interest income	$49,908	$40,295	$138,826	$117,721
Less: tax exempt investment and loan income, net of TEFRA (non-GAAP)	1,232	1,185	3,767	3,710
Add: tax exempt investment and loan income (non-GAAP) (tax-equivalent)	1,599	1,532	4,851	4,796
Adjusted net interest income (non-GAAP)	50,275	40,642	139,910	118,807
Adjusted net revenue (non-GAAP) (tax-equivalent)	$58,234	$49,056	$165,669	$143,317
Efficiency ratio	61.95%	59.47%	60.68%	58.53%

Non-GAAP Reconciliations (1):
	(unaudited)		(unaudited)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2022	2021	2022	2021
Calculation of PPNR: (4)
Net interest income	$49,908	$40,295	$138,826	$117,721
Add: Non-interest income	7,959	8,414	25,759	24,510
Less: Non-interest expense	36,100	29,199	100,601	83,968
PPNR (non-GAAP)	$21,767	$19,510	$63,984	$58,263

(4) Management believes that this is an important metric as it illustrates the underlying performance of the Corporation, it enables investors and others to assess the Corporation's ability to generate capital to cover credit losses through the credit cycle and provides consistent reporting with a key metric used by bank regulatory agencies.

Non-GAAP Reconciliations (1):
	(unaudited)		(unaudited)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2022	2021	2022	2021
Calculation of return on average tangible common equity:
Net income available to common stockholders	$15,549	$13,831	$44,082	$39,852
Average tangible common shareholders' equity	338,723	335,786	334,241	325,856
Return on average tangible common equity (non-GAAP) (annualized)	18.21%	16.34%	17.63%	16.35%

Non-GAAP Reconciliations (1):
	(unaudited)		(unaudited)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2022	2021	2022	2021
Calculation of non-interest income excluding net realized gains on available-for-sale securities:
Non-interest income	$7,959	$8,414	$25,759	$24,510
Less: net realized gains on available-for-sale securities	0	0	651	0
Adjusted non-interest income	$7,959	$8,414	$25,108	$24,510